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                                                  Exhibit 99

April 27, 1998 -     THE ST. PAUL COMPANIES' REPORTS
                     FIRST-QUARTER RESULTS

St. Paul, Minn. - The St. Paul Companies (NYSE:SPC) reported first-quarter operating earnings of $125.4 million for first-quarter 1998, or $1.36 per share (diluted), compared with first-quarter 1997 operating earnings of $130.2 million, or $1.43 per share (diluted).

     On Friday, April 24, the merger between The St. Paul and USF&G was completed. Selected first-quarter financial results for USF&G are included in this release. Beginning with the second quarter of 1998, our report of earnings will reflect the combined performance of The St. Paul and USF&G, restated for all periods presented.

     First-quarter net income for The St. Paul Companies was $154.0 million, or $1.67 per share, compared with $124.5 million, or $1.37 per share, for the first quarter of 1997. Net income included after-tax realized gains of $28.6 million, or $0.31 per share, for the first quarter of 1998, compared with $62.1 million, or $0.67 per share, for the first quarter of 1997. Net income in 1997 included a loss of $67.8 million, or $0.73 per share, from discontinued operations.

     "Our first-quarter results were adversely impacted by first-quarter storms, chiefly tornadoes in the Midwest and South and ice storms in Canada. Lower earnings from our medical liability operation also contributed to the decrease in operating earnings over last year's first quarter," said Douglas W. Leatherdale, chairman and chief executive officer.

     "Pretax catastrophe losses, at $39 million, were substantially higher than the $5 million reported in last year's first quarter. Medical liability results for the first quarter were affected by higher than expected claim costs resulting from an increase in the severity of losses.

     "Our Personal Insurance and Reinsurance operations performed well during the quarter, while our general
Commercial business held its own in a difficult environment," Leatherdale said.


Consolidated Financial Position of The St. Paul Companies
---------------------------------------------------------

     Consolidated assets of The St. Paul Companies as of March 31, 1998, were $21.1 billion, compared with $21.5 billion as of Dec. 31, 1997. Common shareholders' equity was $4.8 billion at the end of the first quarter, compared with $4.6 billion on Dec. 31, 1997. Book value per common share on March 31, 1998, was $57.16, compared with $55.06 on Dec. 31, 1997.

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Record Date for Stock Split May 6
---------------------------------

     As previously announced, the board of directors intends to vote for a two-for-one split of the common stock of The St. Paul Companies if an increase in authorized common shares from 240 million to 480 million shares is approved by shareholders at the annual meeting on May 5, 1998. The date for the split would be May 6, 1998 and the shares would be distributed on approximately May 11, 1998.


Selected Financial Highlights for USF&G
---------------------------------------

     Total revenues for USF&G for the first quarter of 1998 were $857.0 million, compared with $845.0 million in the first quarter of 1997. Operating earnings were $47.5 million, compared with $47.3 million for the first quarter of 1997. Net income was $38.1 million, compared with $45.0 million for the first quarter of 1997. The statutory combined ratio was 106.6, compared with 104.3 in the first quarter of 1997.

     These results reflect accounting principles followed by USF&G, which differ in certain respects from accounting principles followed by The St. Paul. Now that the merger is closed these accounting principles will be conformed.

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                   THE ST. PAUL COMPANIES
             CONSOLIDATED FIRST-QUARTER RESULTS

Three months ended March 31                 1998             1997
---------------------------                 ----             ----

Revenues                          $1,467,157,000   $1,557,203,000

Pretax Operating Earnings
Underwriting                        $148,104,000     $148,059,000
Asset-Management -
 Investment Banking                  $23,617,000       22,704,000
Parent and Other                     (23,316,000)     (21,145,000)
                                   -------------     ------------
Total pretax operating earnings     $148,405,000     $149,618,000

Income Tax Expense                   $23,035,000      $19,450,000
                                   -------------    -------------

Operating Earnings                  $125,370,000     $130,168,000
 Per Common Share (Diluted)                $1.36            $1.43
 Per Common Share (Basic)                  $1.46            $1.53


Realized Investment Gains,
  Net of Taxes                       $28,630,000      $62,131,000
 Per Common Share (Diluted)                $0.31            $0.67
 Per Common Share (Basic)                  $0.34            $0.75

Discontinued Operations,
  Net of Taxes                                 -     ($67,750,000)
 Per Common Share (Diluted)                    -           ($0.73)
 Per Common Share (Basic)                      -           ($0.82)
                                   -------------    -------------

Net Income                          $154,000,000     $124,549,000
 Per Common Share (Diluted)                $1.67            $1.37
 Per Common Share (Basic)                  $1.80            $1.46

Common Shareholders' Equity       $4,803,215,000   $3,884,831,000
Per Common Share                          $57.16           $46.51

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       ST. PAUL FIRST-QUARTER UNDERWRITING OPERATIONS
                         HIGHLIGHTS

Three months ended March 31                 1998             1997
---------------------------                 ----             ----

Written premiums                  $1,000,847,000   $1,029,220,000

Net investment income               $218,803,000     $218,269,000

Combined ratio                             107.5            107.5


The St. Paul Companies, headquartered in Saint Paul, Minn., is a group of companies providing property-liability insurance products and services worldwide.